Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Solid First Quarter 2017 Results

•	Bookings of $5.7 billion; backlog of $36.1 billion, up 5.5 percent

•	Net sales of $6.0 billion, up 3.4 percent

•	EPS from continuing operations of $1.73, up 21.0 percent

•	As previously announced, increased annual dividend by 8.9 percent to $3.19 per share

•	Updated full-year 2017 guidance
__________________________________________________________________________________________________

WALTHAM, Mass., (April 27, 2017) - Raytheon Company (NYSE: RTN) today announced net sales for the first quarter 2017 of $6.0 billion, up 3.4 percent compared to $5.8 billion in the first quarter 2016. First quarter 2017 EPS from continuing operations was $1.73, up 21.0 percent compared to $1.43 in the first quarter 2016. The increase in the first quarter 2017 EPS from continuing operations was primarily driven by operational improvements.
“Solid revenue growth and margin expansion drove strong earnings per share performance in the first quarter, with all of our businesses meeting or exceeding expectations,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “Our focus on global growth and operational excellence, combined with our balanced capital deployment strategy, continues to create value for our customers and shareholders.”
Operating cash flow from continuing operations for the first quarter 2017 was an outflow of $41 million compared to an inflow of $325 million for the first quarter 2016. The change in operating cash flow from continuing operations in the first quarter 2017 was primarily due to the timing of collections.
As previously reported, effective January 1, 2017, the company adopted the new revenue recognition standard utilizing the full retrospective transition method. The impact of adopting the new standard on the company's 2016 net sales and operating income was not material. All 2016 financial results have been recast to reflect this change.

Summary Financial Results

	1st Quarter		%
($ in millions, except per share data)	2017	2016	Change

Bookings	$5,688	$6,201	-8.3%
Net Sales	$6,000	$5,802	3.4%
Income from Continuing Operations attributable to Raytheon Company	$503	$427	17.8%
EPS from Continuing Operations	$1.73	$1.43	21.0%
Operating Cash Flow from Continuing Operations	$(41)	$325
Workdays in Fiscal Reporting Calendar	64	65
Bookings in the first quarter 2017 were $5.7 billion compared to $6.2 billion in the first quarter 2016.

Backlog
	Period Ending
($ in millions)	Q1 2017	Q1 2016	2016
Backlog	$36,054	$34,171	$36,709
Backlog at the end of the first quarter 2017 was $36.1 billion, an increase of approximately $1.9 billion or 5.5 percent compared to the first quarter 2016.
In the first quarter 2017, the company repurchased 2.7 million shares of common stock for $400 million. In addition, as previously announced, Raytheon's Board of Directors voted to increase the annual dividend rate by 8.9 percent from $2.93 to $3.19 per share, the thirteenth consecutive annual dividend increase.
Outlook
The company has updated its financial outlook for 2017. Charts containing additional information on the company's 2017 outlook are available at www.raytheon.com/ir.

2017 Financial Outlook
	Current	Prior (1/26/17)
Net Sales ($B)	24.9 - 25.4*	24.8 - 25.3
Deferred Revenue Adjustment ($M)[1]	(33)	(33)
Amortization of Acquired Intangibles ($M)[1]	(127)	(127)
FAS/CAS Adjustment ($M)	428	428
Interest Expense, net ($M)[2]	(196) - (201)*	(216) - (221)
Diluted Shares (M)	291 - 293	291 - 293
Effective Tax Rate	~31.0%*	~31.5%
EPS from Continuing Operations[2]	$7.25 - $7.40*	$7.20 - $7.35
Operating Cash Flow from Continuing Operations ($B)	2.8 - 3.1	2.8 - 3.1
*Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Acquired Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

[2] Full-year 2017 EPS from continuing operations now includes the expected unfavorable $0.05 net EPS impact in non-operating income associated with the $40 million ($0.09 EPS) impact related to the early retirement of debt in Q2 2017, partially offset by the expected interest expense reduction related to the retirement of the associated debt primarily in the second half of 2017.

Segment Results
The company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and ForcepointTM.

Integrated Defense Systems
	1st Quarter
($ in millions)	2017	2016	% Change
Net Sales	$1,398	$1,336	5%
Operating Income	$212	$146	45%
Operating Margin	15.2%	10.9%
Integrated Defense Systems (IDS) had first quarter 2017 net sales of $1,398 million, up 5 percent compared to $1,336 million in the first quarter 2016. The increase in net sales for the quarter was primarily driven by higher net sales on an international early warning radar program awarded in the first quarter 2017.
IDS recorded $212 million of operating income in the first quarter 2017 compared to $146 million in the first quarter 2016. The increase in operating income for the quarter was primarily driven by higher net program efficiencies and a favorable change in program mix. The first quarter 2016 included a $36 million unfavorable program adjustment.
During the quarter, IDS booked $987 million for the Upgraded Early Warning Radar (UEWR) system for Qatar. IDS also booked $220 million to provide Patriot™ engineering services support for U.S. and international customers.

Intelligence, Information and Services
	1st Quarter
($ in millions)	2017	2016	% Change
Net Sales	$1,507	$1,532	-2%
Operating Income	$111	$104	7%
Operating Margin	7.4%	6.8%
Intelligence, Information and Services (IIS) had first quarter 2017 net sales of $1,507 million compared to $1,532 million in the first quarter 2016. As expected, the change in net sales for the quarter was primarily driven by lower net sales on an international classified program.
IIS recorded $111 million of operating income in the first quarter 2017 compared to $104 million in the first quarter 2016. The increase in operating income for the quarter was primarily driven by a favorable change in program mix.
During the quarter, IIS booked approximately $930 million on U.S. Air Force programs. IIS also booked $390 million on a number of classified contracts.

Missile Systems
	1st Quarter
($ in millions)	2017	2016	% Change
Net Sales	$1,756	$1,723	2%
Operating Income	$216	$192	13%
Operating Margin	12.3%	11.1%
Missile Systems (MS) had first quarter 2017 net sales of $1,756 million compared to $1,723 million in the first quarter 2016.
MS recorded $216 million of operating income in the first quarter 2017 compared to $192 million in the first quarter 2016. The increase in operating income for the quarter was primarily due to a favorable change in program mix.
During the quarter, MS booked $203 million for AIM-9X Sidewinder™ short-range air-to-air missiles for the U.S. and international customers and $159 million for Paveway™ for international customers.

Space and Airborne Systems
	1st Quarter
($ in millions)	2017	2016	% Change
Net Sales	$1,555	$1,445	8%
Operating Income	$190	$167	14%
Operating Margin	12.2%	11.6%
Space and Airborne Systems (SAS) had first quarter 2017 net sales of $1,555 million, up 8 percent compared to $1,445 million in the first quarter 2016. The increase in net sales for the quarter was primarily driven by higher net sales on an electronic warfare systems program.
SAS recorded $190 million of operating income in the first quarter 2017 compared to $167 million in the first quarter 2016. The increase in operating income for the quarter was primarily driven by a favorable change in program mix and higher volume.
During the quarter, SAS booked $256 million for Active Electronically Scanned Array (AESA) radars for the U.S. Air Force, and $250 million on two contracts for international customers, one for military processors and one for radar warning receivers. SAS also booked $402 million on a number of classified contracts.

Forcepoint
	1st Quarter
($ in millions)	2017	2016	% Change
Net Sales	$144	$139	4%
Operating Income	$16	$18	-11%
Operating Margin	11.1%	12.9%

Forcepoint had first quarter 2017 net sales of $144 million, up 4 percent compared to $139 million in the first quarter 2016. Forcepoint recorded $16 million of operating income in the first quarter 2017 compared to $18 million in the first quarter 2016.

About Raytheon
Raytheon Company, with 2016 sales of $24 billion and 63,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 95 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the First Quarter 2017 Financial Results
Raytheon's financial results conference call will be held on Thursday, April 27, 2017 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other company executives.
The dial-in number for the conference call will be (800) 591-6942 in the U.S. or (617) 614-4909 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs and potential termination of contracts; difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; the risk that actual pension returns, discount rates or other actuarial assumptions, including the long-term return on asset assumption, are significantly different than the company's current assumptions; the risk of cost overruns, particularly for the company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the company's financial statements; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; and other factors as may be detailed from time to time in the company's public announcements and Securities and Exchange Commission filings. The company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
First Quarter 2017
(In millions, except per share amounts)
	Three Months Ended
	2-Apr-17	3-Apr-16

Net sales	$6,000	$5,802
Operating expenses
Cost of sales	4,530	4,441
General and administrative expenses	729	748
Total operating expenses	5,259	5,189
Operating income	741	613
Non-operating (income) expense, net
Interest expense	58	58
Interest income	(5)	(4)
Other (income) expense, net	(7)	(2)
Total non-operating (income) expense, net	46	52
Income from continuing operations before taxes	695	561
Federal and foreign income taxes	198	157
Income from continuing operations	497	404
Income (loss) from discontinued operations, net of tax	3	1
Net income	500	405
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(6)	(23)
Net income attributable to Raytheon Company	$506	$428

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.73	$1.43
Income (loss) from discontinued operations, net of tax	0.01	—
Net income	1.74	1.43

Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.73	$1.43
Income (loss) from discontinued operations, net of tax	0.01	—
Net income	1.74	1.43

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$503	$427
Income (loss) from discontinued operations, net of tax	3	1
Net income	$506	$428

Average shares outstanding
Basic	292.5	299.2
Diluted	292.8	299.6

Attachment B
Raytheon Company
Preliminary Segment Information
First Quarter 2017
(In millions, except percentages)

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Three Months Ended		Three Months Ended		Three Months Ended
	2-Apr-17	3-Apr-16	2-Apr-17	3-Apr-16	2-Apr-17	3-Apr-16

Integrated Defense Systems	$1,398	$1,336	$212	$146	15.2%	10.9%
Intelligence, Information and Services	1,507	1,532	111	104	7.4%	6.8%
Missile Systems	1,756	1,723	216	192	12.3%	11.1%
Space and Airborne Systems	1,555	1,445	190	167	12.2%	11.6%
Forcepoint	144	139	16	18	11.1%	12.9%
Eliminations	(350)	(347)	(37)	(33)
Total business segment	6,010	5,828	708	594	11.8%	10.2%
Acquisition Accounting Adjustments	(10)	(26)	(42)	(58)
FAS/CAS Adjustment	—	—	108	105
Corporate	—	—	(33)	(28)
Total	$6,000	$5,802	$741	$613	12.4%	10.6%

Attachment C
Raytheon Company
Other Preliminary Information
First Quarter 2017
(In millions)

Backlog	2-Apr-17	31-Dec-16

Integrated Defense Systems	$10,304	$10,159
Intelligence, Information and Services	5,965	5,662
Missile Systems	10,517	11,568
Space and Airborne Systems	8,817	8,834
Forcepoint	451	486
Total backlog	$36,054	$36,709

	Three Months Ended
Bookings	2-Apr-17	3-Apr-16

Total bookings	$5,688	$6,201

	Three Months Ended
General and Administrative Expenses	2-Apr-17	3-Apr-16

Administrative and selling expenses	$558	$549
Research and development expenses	171	199
Total general and administrative expenses	$729	$748

Cash, Cash Equivalents and Restricted Cash	2-Apr-17	31-Dec-16

Cash and cash equivalents	$2,186	$3,303
Restricted cash included within prepaid expenses and other current assets	1	—
Total cash, cash equivalents and restricted cash shown in Attachment E	$2,187	$3,303

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
First Quarter 2017
(In millions)

	2-Apr-17	31-Dec-16
Assets
Current assets
Cash and cash equivalents	$2,186	$3,303
Short-term investments	399	100
Receivables, net	1,319	1,163
Contract assets	5,555	5,041
Inventories	599	608
Prepaid expenses and other current assets	457	670
Total current assets	10,515	10,885

Property, plant and equipment, net	2,146	2,166
Goodwill	14,825	14,788
Other assets, net	2,383	2,399
Total assets	$29,869	$30,238

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Notes payable and current portion of long-term debt	$251	$—
Contract liabilities	2,605	2,646
Accounts payable	1,282	1,520
Accrued employee compensation	871	1,234
Other current liabilities	1,298	1,139
Total current liabilities	6,307	6,539

Accrued retiree benefits and other long-term liabilities	7,743	7,758
Long-term debt	5,086	5,335

Redeemable noncontrolling interest	349	449

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(7,218)	(7,411)
Retained earnings	17,599	17,565
Total Raytheon Company stockholders' equity	10,384	10,157
Noncontrolling interests in subsidiaries	—	—
Total equity	10,384	10,157
Total liabilities, redeemable noncontrolling interest and equity	$29,869	$30,238

Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2017
(In millions)
	Three Months Ended
	2-Apr-17	3-Apr-16
Cash flows from operating activities
Net income	$500	$405
(Income) loss from discontinued operations, net of tax	(3)	(1)
Income from continuing operations	497	404
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	130	124
Stock-based compensation	57	54
Deferred income taxes	(54)	(30)
Changes in assets and liabilities
Receivables, net	(155)	(94)
Contract assets and contract liabilities	(554)	(295)
Inventories	9	41
Prepaid expenses and other current assets	125	143
Income taxes receivable/payable	244	189
Accounts payable	(219)	(43)
Accrued employee compensation	(361)	(351)
Other current liabilities	(1)	(43)
Accrued retiree benefits	283	221
Other, net	(42)	5
Net cash provided by (used in) operating activities from continuing operations	(41)	325
Net cash provided by (used in) operating activities from discontinued operations	—	1
Net cash provided by (used in) operating activities	(41)	326
Cash flows from investing activities
Additions to property, plant and equipment	(86)	(150)
Proceeds from sales of property, plant and equipment	11	1
Additions to capitalized internal use software	(16)	(12)
Purchases of short-term investments	(399)	—
Maturities of short-term investments	100	127
Payments for purchases of acquired companies, net of cash received	(39)	(57)
Other	(1)	—
Net cash provided by (used in) investing activities	(430)	(91)
Cash flows from financing activities
Dividends paid	(215)	(201)
Repurchases of common stock under share repurchase programs	(400)	(400)
Repurchases of common stock to satisfy tax withholding obligations	(38)	(34)
Contribution from noncontrolling interests in Forcepoint	8	11
Other	—	(5)
Net cash provided by (used in) financing activities	(645)	(629)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,116)	(394)
Cash, cash equivalents and restricted cash at beginning of the year	3,303	2,328
Cash, cash equivalents and restricted cash at end of period	$2,187	$1,934